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[SHEARMAN & STERLING LETTERHEAD]                   EXHIBIT 8.1



                                             August 26, 1998




Ford Motor Credit Company
The American Road
Dearborn, Michigan 48121

Ladies and Gentlemen:

     In connection with the issuance by Ford Motor Credit Company, a Delaware corporation, of $700,000,000 principal amount of its Floating Rate Term Enhanced ReMarketable Securities, we hereby consent to the use of our name and confirm to you our tax advice as set forth under the heading "Certain United States Federal Income Tax Considerations" in the Prospectus Supplement dated August
18, 1998 relating to registration statement No. 333-50611, to which registration statement this consent is an exhibit.


                                        Very truly yours,


                                        /s/ Shearman & Sterling